Exhibit 5.1

SPECTRUM LAW GROUP, LLP
1900 Main Street, Suite 300
Irvine, California 92614
Telephone: (949) 851-4300
Fax: (949) 851-4300

24 July 2012

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	PURE Bioscience, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to PURE Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to an indeterminate amount and number of the following securities that may be offered and sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act up to an aggregate offering price of $50,000,000: (A) shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) and to the extent offered by the Company on the Registration Statement; (B) shares of the Company’s preferred stock, $0.01 par value per share (“Preferred Stock”); (C) warrants to purchase shares of Common Stock (“Warrants”); and, (C) units comprised of one or more shares of Common Stock, Preferred Stock, and Warrants, in any combination which may be issued under unit agreements (“Units”). The Common Stock, Preferred Stock, Common Stock into which the Warrants can be exercised, and Units are collectively referred to herein as the “Securities”.

    We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the Securities being sold pursuant to the Registration Statement will be duly authorized, legally and validly issued, fully paid and non-assessable when issued. We are of the further opinion that the Warrants, when issued, will be a binding obligation under the law of the jurisdiction governing the warrants.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Spectrum Law Group, LLP

SPECTRUM LAW GROUP, LLP